Exhibit 8.1

July 26, 2004

Direct Dial
212.940.7113
E-mail Address
Grand Toys International Limited	jill.darrow@kmzr.com
Room UG202, Floor UG2	Direct Fax Number
Chinachem Golden Plaza	212.940.6635
77 Moody Road
Tsimshatsui East
Kowloon, Hong Kong

Gentlemen:

You have requested our opinion regarding the discussion of U.S. federal income tax consequences under the caption “Income Tax Consequences of the Reorganization Merger” in the prospectus (the “Prospectus”) included in Amendment No. 3 to the Registration Statement No. 333-114220 (the “Registration Statement”) filed on July 26, 2004 by Grand Toys International Limited (the “Company”), a private limited company organized under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Prospectus relates to the proposed merger (the “Reorganization Merger”) of GTI Acquisition Corp. (“GTI”), a Nevada corporation all the stock of which is owned by the Company, with and into Grand Toys International, Inc. (“Grand US”), and the related issuance to Centralink Investments Limited (“Centralink”), a British Virgin Islands company, of 10,000,000 ordinary shares of the Company, to be traded in the United States as American depositary shares (each, an “ADS”) evidenced by American depository receipts (each, an “ADR”). In the Reorganization Merger, each share of Grand US common stock will automatically convert into the right to receive one ADS of the Company and be represented by one ADR of the Company. The Grand HK ADSs represent beneficial ownership of an equivalent number of ordinary shares, with nominal par value of HK$1 per share, of the Company. The Company itself is recently formed for the purpose of acquiring ownership of all of the outstanding stock of Grand US as part of and in order to facilitate the Company’s acquisition of other assets, including all of the outstanding ordinary shares of Playwell International Limited, a private limited company organized under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Playwell”), from Centralink in exchange for 10,000,000 ADSs evidenced by 10,000,000 ADRs (the “Exchange” and, together with the Reorganization Merger, the “Reorganization”).

Grand Toys International Limited
July 22, 2004

We have reviewed: (i) the Registration Statement, as amended (including the Prospectus); (ii) the Amended and Restated Agreement and Plan of Merger dated as of June 30, 2004, by and among the Company, GTI and Grand US; (iii) the Subscription and Exchange Agreement dated as of November 14, 2003, as amended by Amendment No. 1 to the Subscription and Exchange Agreement dated March 19, 2004, Amendment No. 2 to the Subscription and Exchange Agreement dated March 31, 2004 and Amendment No. 3 to the Subscription and Exchange Agreement dated May 31, 2004 and Amendment No. 4 to the Subscription and Exchange Agreement dated July 26, 2004, by and among Grand US, the Company and Centralink; (iv) letters from Grand US and Centralink, respectively, dated on or about the date hereof, setting forth various representations upon which our opinion relies; (v) the opinion of American Appraisal China Limited, dated March 30, 2004, as to the value of Hong Kong Toy Centre Limited (“HKTC”), a subsidiary of Playwell (the “Valuation Opinion”); and (vi) such other documents and materials as we have deemed necessary or appropriate to review. In rendering this opinion, we have assumed, with your permission and without independent investigation, the accuracy (as of the date hereof and as of the effective date of the Reorganization, respectively) of all facts and factual information set forth in the Prospectus and all representations set forth in the documents referenced in (i) though (iv) above, that the forecasts referenced in the Valuation Opinion are reasonable and represent HKTC’s management’s best estimates of HKTC’s future financial results and condition, that there have not been and will not be any material changes in said forecasts between the date they were provided to AAC and the date of the Reorganization and that it is therefore reasonable and appropriate to conclude that the value of HKTC as of the date of the Reorganization will be approximately the same as the value of HKTC on March 30, 2004 set forth in the Valuation Opinion. We have also assumed, with your permission, that the Reorganization will be consummated in the manner provided in the Prospectus and the documents referenced in (i) though (iv) above without waiver or modification of any of the material terms and conditions of the operative documents.

Our opinion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. In rendering this opinion, we are expressing our views only as to the federal income tax laws of the United States of America.

Based upon and subject to the foregoing, it is our opinion that, under current U.S. federal income tax law and assuming the performance of the operative documents in accordance with their terms:

1.	The Reorganization Merger will constitute a reorganization within the meaning of Section 368 of the Code and/or, when integrated with the issuance of Company ordinary shares (traded as ADSs) to Centralink, will be treated as a transaction described in Section 351(a) of the Code.

Grand Toys International Limited
July 22, 2004

2.	The exchange of Grand US common stock for Company ordinary shares (traded as ADSs) in the Reorganization Merger will not be subject to Section 367(a)(1) of the Code (other than with respect to a Grand US shareholder that is a “5% transferee shareholder” within the meaning of U.S. Treasury Regulation Section 1.367(a)-3(c)(5)(ii) that does not enter into a gain recognition agreement in accordance with U.S. Treasury Regulation Section 1.367(a)-8).

3.	Each of the Company, GTI and Grand US will be a party to the Reorganization Merger within the meaning of Section 368(b) of the Code.

4.	The discussion of tax matters under the heading “Income Tax Consequences of the Reorganization Merger” in the Prospectus correctly sets forth as of the date hereof, the material U.S. federal income tax consequences of the receipt of Company ordinary shares (traded as ADSs) by shareholders of Grand US pursuant to the Reorganization Merger.

We hereby consent to the use of our name under the caption “Income Tax Consequences of the Reorganization Merger” in the Prospectus, and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

Very truly yours, KATTEN MUCHIN ZAVIS ROSENMAN
By:	/s/ Jill Darrow
A Partner

JED/jpb